SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND

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March 6, 2008
Dear Shareholder of
John Hancock Tax-Advantaged Dividend Income Fund:
     Your Fund’s Board asks you to vote to reelect James F. Carlin and William H. Cunningham at the March 31, 2008 Annual Meeting by returning the enclosed GOLD proxy card in the enclosed postage-paid envelope.
     Background: Your Fund invests in dividend-paying common and preferred stocks to pursue an attractive after-tax total return with distributions that qualify for a maximum 15% Federal income tax rate. From its beginning in 2004, the Fund’s shares were marketed to long-term investors. Recently, there have been rapid purchases and sales by hedge funds, including a hedge fund whose manager is now trying to unseat Messrs. Carlin and Cunningham with two dissident candidates. These dissidents seem singularly intent on temporarily reducing the market discount to NAV at which shares trade by conducting a large tender offer that your Board believes would allow speculative short-term traders to exit their positions at the expense of long-term investors and may jeopardize the Fund’s ability to sustain its current attractive, tax-advantaged distribution rate.
     Election of Trustees: In order to preserve the tax-advantaged dividend income investment strategy in which you invested, we are now asking for your help to reelect Messrs. Carlin and Cunningham as Independent Trustees. Both nominees have more than a decade of experience serving shareholders of closed-end funds as Independent Trustees and have served as Independent Trustees of the John Hancock Tax-Advantaged Dividend Income Fund since its inception.
     You may have recently received a proxy statement from a hedge fund management company called Western Investment nominating two individuals in opposition to Messrs. Carlin and Cunningham. The Board’s Nominating Committee reviewed the backgrounds of the two dissident nominees proposed by Western Investment and unanimously determined that the reelection of Mr. Carlin and Mr. Cunningham to the Board is the best choice for your Fund and its shareholders. Your Board of Trustees does not believe that Western Investment’s interests align with those of long-term investors in your Fund. One of the dissident nominees manages hedge funds that acquired their shares in the past six months through a complicated series of purchases and sales. This hedge fund manager also holds a large leveraged derivatives position in the Fund’s shares. This is not the first closed-end fund against which this hedge fund manager has initiated a proxy contest shortly after acquiring a sizeable stake. Your Fund was never designed as a vehicle for speculative short-term trading purposes.
     Your Board’s Management of the Fund: The Board believes that your Fund’s operations and investment policies should remain focused on its goal of providing sustainable tax-advantaged returns for long-term investors rather than short-term windfalls that benefit hedge funds and other short-term investors.
     As its reason for proposing another slate of Trustees, Western Investment has identified only one area of disagreement with your Board of Trustees, namely, the priority assigned to and the methods for reducing the market discount of your Fund. Western Investment has not criticized the existing Board’s oversight of investment mandates, compliance, performance, expense management, or other matters.
     Your Board’s Proactive Steps to Narrow the Discount: In the Board’s view, ultimately the best method for narrowing or possibly even eliminating the discount is through implementation of a managed distribution plan pursuant to an exemptive order from the SEC. Such an order would permit regular distributions of long-term capital gains, which would tend to raise the level of distributions. After a long moratorium, the SEC began accepting applications for managed distribution plan orders beginning on December 1, 2006. The Board acted to approve the filing of an application four days later with the intention of reducing the discount as soon as possible. Your Board took this action six months before Western Investment began acquiring Fund shares. Unfortunately, over fourteen months later, the SEC has still not granted any orders to the Fund or any other closed-end fund. We remain optimistic that the SEC will act soon, but the Board did not put all of its eggs in the SEC’s basket.
     Throughout 2007, your Board considered and formulated additional steps to narrow the discount. First, after requesting management to rigorously analyze various possible ways of enhancing yield, the Board approved a strategy change that increases the Fund’s ability to invest in foreign securities, and it further determined to propose the two additional strategy changes that are described in the Fund’s proxy statement. Also in December 2007, the Board voted to increase distributions pursuant to a new level distribution plan not contingent on an SEC order and to initiate an open-market share repurchase program.
     These actions have significantly narrowed the discount to NAV at which shares have been trading. The narrowing of the discount means that every Fund shareholder that purchased Fund shares in 2005, 2006 or 2007 can now resell these shares today (if they wish to sell) at a more favorable NAV discount than the NAV discount at which they bought the shares.
     The Discount Has Been More Than Cut In Half Since the Board’s Actions: As the following chart indicates, the NAV discount at the close of business on Friday, February 29, 2008 was 5.93%, compared to 12.83% at the close of business on Tuesday, December 4, 2007, the date of the public announcement of the increased distribution plan and the repurchase program. The discount decreased by 6.90%, or more than half the November 30, 2007 discount of 13.63%, the last trading day of the week immediately prior to the public announcement of the increased distribution plan and the repurchase program.

John Hancock Tax-Advantaged Dividend Income Fund (HTD)
Weekly Discount Trends
Source: Bloomberg data
     The Fund’s current NAV discount places it in the upper half of the Lipper Closed-End Value Funds Peer Group, as illustrated in the following table, and the Fund’s discount is 85 basis points better than the peer group average.
* Yield includes a return of capital as disclosed in the Fund’s publicly available 19a notice
** Fund has received 19b relief and has a Managed Distribution Policy in place
Source: Lipper and Bloomberg data as of February 29, 2008
Yields are based on the most recent dividend annualized

     The Increased Distribution Plan and the Repurchase Program: On an annualized basis, the recent distributions equate to a NAV distribution rate of 8.39% and a market value distribution rate of 8.92% based on your Fund’s NAV of $17.87 and closing share price of $16.81 on February 29, 2008, respectively. Because the market price of your Fund’s shares will vary, the monthly distribution, which is based on a level dollar amount, may represent more or less than this annualized distribution rate at any point in time. The Board believes that it has established a prudent distribution policy that is predicated on your Fund’s expectations about its sustainable returns.
     The open market purchases are intended to enhance the market for your shares by providing additional liquidity on an ongoing basis (by buying back shares at a discount, the Fund enhances liquidity for those who want to sell their shares and enhances the Fund share’s NAV for those who don’t). Open market purchases are more accretive to the underlying shareholder value than a self tender made at the price that Western Investment proposes.
     Western’s Proposed Tender Offer: In contrast to the Board’s actions designed to benefit your Fund, Western Investment has proposed only one idea. Western Investment would like your Board to authorize a self tender for 25% to 30% of your Fund at 95% of its NAV. A one-time self tender would likely increase the trading price of shares only for a brief time — long enough for Western Investment to reap a very sizable short-term profit on its derivative position in 614,360 Fund shares that will expire on May 5, 2008 and on the additional ownership position that its hedge funds acquired just before this proxy contest began.
     The Board believes that a 25% to 30% self tender will not create a sustainable discount reduction, but will adversely affect long-term investors who would shoulder the disruptive effects and costs of the forced liquidation of over a quarter of the Fund’s investments to pay for the self tender. This is also likely to present potentially significant adverse tax consequences for common shareholders in a Fund that is designed to be tax advantaged. A self tender that significantly shrinks the size of the Fund can lead to less diversification, decreased economies of scale, higher expense ratios, and forced changes to the Fund’s leverage and investment strategies.
     Vote for an Experienced Slate of Trustees: Your Trustees have the necessary experience to oversee your Fund, in sharp contrast to the nominees on the dissident slate:
•	Your Trustees supervise a broad range of publicly offered open-end and closed-end funds managed by John Hancock Advisers, LLC, which had over $26 billion under management as of December 31, 2007.

•	One of the two dissident nominees reports no experience at all on the board of any registered investment fund and the other nominee reports less than one year’s experience on the board of a competitor fund which could present conflicts of interest if he were to be elected to the Board of your Fund.
     Summary: The Board believes that your Fund’s operations and investment policies should remain focused on pursuing sustainable tax-advantaged returns for all investors, rather than short-term windfalls that benefit hedge funds and other short-term investors. The Board’s actions are — and have been — consistent with achieving these goals.

     The Board’s Nominating Committee unanimously determined that the reelection of Mr. Carlin and Mr. Cunningham to the Board is the best choice for your Fund and all shareholders.
     Your Vote Is Important: Please demonstrate your support for the re-election of two experienced Trustees of your Fund by signing, dating and mailing the enclosed GOLD proxy card.
Very truly yours,
Keith Hartstein
President

VOTING INSTRUCTIONS
     Your Board of Trustees recommends that you vote to re-elect the two experienced Trustees of your Fund by signing, dating and mailing the enclosed GOLD proxy card. By now, you probably received a proxy statement and a WHITE proxy card from Western Investment, the hedge fund firm that has initiated this proxy contest against your Board of Trustees. Please note:
If you hold your shares in a brokerage bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed GOLD proxy voting form. If you hold your shares in “street name,” you can also vote by telephone at 1-800-454-8683 or internet at www.proxyvote.com (please consult the GOLD proxy card and the materials you receive from your broker or bank for further information).
Please do NOT send back any WHITE card you receive, even to vote against the dissident slate. Doing so will cancel any prior vote you cast for your current Board. Please return only the GOLD proxy card.
If you have already returned a WHITE proxy card, you have the right to change your vote. You can still support your Board by returning a GOLD proxy card. Only your latest dated proxy card will count.
     On Behalf of the Board of Trustees, your Fund has filed a proxy statement with the Securities and Exchange Commission regarding the matters to be acted upon at the 2008 Annual Meeting. Shareholders are urged to carefully review the proxy statement and your Fund’s other proxy materials, when available, because they contain important information. Among other things, the proxy statement provides information about your Fund and its Trustees, who may be deemed to be participants in the solicitation of proxies in favor of the Board’s nominees, and additional information about the solicitation. This letter may be deemed to be solicitation material with respect to the proxy statement. Investors may obtain a free copy of the proxy statement and other proxy materials (when available) at the Securities and Exchange Commission’s website at www.sec.gov. Investors may also obtain free copies of the proxy statement and other documents filed by your Fund in connection with the Annual Meeting by directing a request to:
The Altman Group
1200 Wall Street West
Lyndhurst, NJ 07071
(866) 745-0264
(toll free)
     PLEASE VOTE THE GOLD CARD TO SUPPORT YOUR FUND’S LONG-TERM INVESTMENT STRATEGIES OF TAX-ADVANTAGED DIVIDEND INCOME.

The performance data contained within this material represents past performance, which does not guarantee future results. Performance, especially for short time periods, should not be the sole factor in making your investment decision.
Statements in this letter that are not historical facts are forward-looking statements as defined by United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.